Exhibit 99.2

                                                                    [ComEd Logo]
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News Release                                                   An Exelon Company

From:    Commonwealth Edison                      FOR IMMEDIATE RELEASE
         Media Relations                          ---------------------
         P.O. Box 805379                          Thursday, October 10, 2002
         Chicago, IL 60680-5379

Contact: Tabrina Davis
         312.394.3500

   Consultant Report Revisits ComEd's 1999 Problems and 2000 Improvement Work
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       ComEd Says Results Show Money to Improve Reliability Was Well Spent
           and That Customers Are Paying Lower Rates Now than in 1999

CHICAGO - Commonwealth Edison officials said today that a report by Liberty Consulting revisits well-publicized reports about the company's past reliability and management problems, but said the company has already admitted its mistakes and moved on with substantial improvements. Customers are experiencing 47 percent fewer outages than in 1998, and when outages do occur ComEd is restoring power more quickly. The length of outages has decreased by 64 percent.

"Everyone knows ComEd had problems a few years back. The important thing is that we admitted our mistakes and got to work improving our system," said ComEd President Frank Clark. "ComEd today is a vastly different company than the one described in this report. Reliability is better and rates are lower than they were in 1999."

The Illinois Commerce Commission (ICC) sponsored this most recent review of ComEd's past as part of the process to establish ComEd's "delivery service charges." ComEd agreed to this review. The delivery service charges under review apply only to customers who choose to purchase their electricity from an alternative supplier or under ComEd's Power Purchase Option. These customers pay a regulated charge that allows ComEd to maintain the network of substations and wires that deliver power to homes and businesses.

ComEd's proposed delivery service charges average 1.93 cents per kilowatt/hour, which is approximately 20 percent less than the average rate charged by other utilities that have recently set delivery services rates. None of ComEd's 3.2 million residential customers currently pay the delivery service charge.

Year 2000 Was One of "Extraordinary Accomplishment" at ComEd

As is customary, the Liberty report recommends a reduction of ComEd's proposed delivery service charges. However, the report acknowledges that ComEd kept its promise to improve service in the wake of the 1999 outages. "The year 2000 was one of extraordinary accomplishment at ComEd," the report observes. It goes on to say:

      "Spurred by public and regulatory concern, by the vision of new executives brought in to lead its delivery of service, and by obligations that arose from litigation by the City of Chicago, ComEd has since 1999 been undertaking:
      o     A thorough, accelerated inspection of its existing system
      o The correction of once-neglected maintenance and repairs discovered through these inspections
      o The addition of major new facilities that corrected what had become over time a structural flaw in the design of the network that distributes electricity in the City of Chicago and the rest of the Company's service area."

                                     (more)

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ComEd
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Liberty's central claim is that in ComEd's admittedly successful efforts to improve service rapidly, some work ended up costing more than it could have.

ComEd officials acknowledged that while hindsight is always 20/20, the proof of the company's work is in the results. "This was money well spent. We kept our promise and fixed our reliability problems quickly," said Clark.

ComEd Residential Customer Pay Less for Better Reliability

While ComEd's reliability was improving, the rates paid by its residential customers were going down. Residential customers are paying electric rates today that are 5 percent lower than they were in 1999, thanks to an October 2001 rate cut mandated by the Illinois General Assembly. This 5 percent rate cut is in addition to a 15 percent rate cut that took effect in August 1998; both cuts were part of the 1997 Illinois restructuring law. In all, ComEd's residential customers are paying lower rates today than they were in 1990 - and these lower rates are frozen until 2007. The rate freeze applies to all ComEd customers and means they have the protection of a low rate that cannot go up, and the freedom to shop for a better deal from another supplier.

Report Is One Step in Process

On June 1, 2001, ComEd filed with the ICC to establish delivery service charges for residential customers in preparation for residential customer choice, which began in May 2002. The filing also updated delivery service charges for non-residential customers. The ICC approved initial residential delivery service charges on April 1, 2002, pending results of the audit and further proceedings; non-residential charges will be revised in the litigation following the audit. Now that Liberty has filed its report, the process moves on to the next phase later this year, when the ICC will hold hearings on the Liberty report and ComEd's response. A final decision should come sometime in the middle of 2003.


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Commonwealth Edison is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation's largest electric utilities with more than $15 billion in revenues and a customer base of five million. ComEd provides service to more than 3.4 million customers across Northern Illinois, or nearly 70 percent of the state's population.